Exhibit 99.1

TRANSDIGM GROUP ANNOUNCES FILING OF

A REGISTRATION STATEMENT FOR A SECONDARY OFFERING

CLEVELAND, OH (April 20, 2007)— TransDigm Group Incorporated (NYSE: TDG) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission for a secondary offering of 11,500,000 shares of its common stock, including shares of common stock that will be subject to the underwriters’ over-allotment option.  The shares will be offered by TD Group Holdings, LLC, an entity controlled by Warburg Pincus Private Equity VIII, L.P., and certain members of senior management of TransDigm Group.  The selling stockholders intend to sell 10,000,000 shares in the offering and also intend to grant the underwriters an option to purchase a maximum of 1,500,000 additional shares to cover over-allotments.  TransDigm Group is not selling any shares in the offering and will not receive any proceeds from the offering.

Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Lehman Brothers Inc. and UBS Investment Bank are acting as underwriters for the offering.

When available, a copy of the prospectus relating to the offering may be obtained from: Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010 (telephone: 212-325-2580) or by faxing requests to 212-325-8057; Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or by emailing dg.prospectus_distribution@bofasecurities.com; or Lehman Brothers Inc., care of Qiana Smith, Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717, (telephone: 631-274-2635), by faxing requests to 631-254-7268, or by emailing Qiana.Smith@Broadridge.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today.  Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays and specialized valving.

CONTACT:
Sean Maroney
216.706.2945
ir@transdigm.com